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                                    EXHIBIT 1

                    ITEM 13 OF ANNUAL REPORT ON FORM 10-K OF
                         INCOME GROWTH PARTNERS, LTD. X
                                DECEMBER 31, 1997


ITEM 13.       CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.

The Partnership is entitled to engage in various transactions involving its general partners and its affiliates as described in the Partnership Agreement.

The table below reflects amounts paid to the general partner or its affiliates during the year ended December 31, 1996:

                                     1997          1996          1995
                                   --------      --------      --------
        Management fees            $179,000      $167,000      $175,000
        Administrative fees         113,000        68,600        81,100
        Loan origination fees        97,500            --       102,000



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